Exhibit 23.1A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sharp Performance, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC (the “Registration Statement”), of our report dated May 11, 2012, relating to the consolidated balance sheets of Sharp Performance, Inc. as of June 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal years then ended, and for the period from June 5, 2008 (inception) through June 30, 2011 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Interest of Named Experts and Counsel” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

July 6, 2012